Exhibit 99.1

GLOBAL NET LEASE completes european refinancing with €70 Million FRENCH loan; signs term sheet for $88 Million Whirlpool portfolio financing

NEW YORK –May 18, 2020 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that it closed on a multi-property refinancing encumbering seven properties in France (the “French Multi-Property Financing”) and signed a term sheet for a potential new mortgage loan that would ultimately be syndicated by a group of regional banks led by BOK Financial for a mortgage encumbering six properties leased to Whirlpool Corporation in the United States.

The Company, through certain of its subsidiaries, entered into a loan agreement with HSBC France (“HSBC”) and borrowed €70 million secured by the seven properties the Company owns in France. The maturity date of this loan is May 14, 2025. The loan will float at a rate equal to 3-month EURIBOR (with a floor of 0.0%) plus an initial margin of 2.3% resulting in an all-in effective interest rate of 2.3%. The Company expects to fix the rate via a swap agreement with HSBC in the next 30 days. The loan is interest-only with the principal due at maturity. At the closing of the loan, €25 million was used to repay all outstanding indebtedness on four of the properties. Of the remaining proceeds, totaling approximately €42.5 million after costs and fees, approximately €20 million was used to repay amounts outstanding under the Company’s revolving credit facility and the balance is available for general corporate purposes.

Additionally, as noted above, the Company, through certain of its subsidiaries, has entered into a term sheet for a potential new mortgage loan for up to $88 million that would be syndicated by a group of regional banks led by BOK Financial. The loan would be secured by six properties that are leased to Whirlpool. The seven-year, interest only floating rate loan would bear interest at a rate equal to one-month LIBOR plus 2.9%. The Company anticipates fixing the floating rate at closing via an interest rate swap. The completion of the potential new loan is subject to, among other things, market conditions and the negotiation and execution of definitive documentation, and there can be no assurance the potential new loan will be completed on the terms contemplated by the term sheet, or at all.

“We are proud to announce the French Multi-Property Financing and the Whirlpool loan and are very pleased with the attractive rates we were able to negotiate,” said James Nelson, CEO of GNL. “Despite the ongoing global effects of the COVID-19 pandemic, our team continues to deliver meaningful achievements for GNL, including these loans and the tremendous collection of 98% of cash rents in April. Our portfolio, which was 99.6% leased at the end of the first quarter, is comprised of high-quality tenants with long-term leases and is primarily allocated to mission critical industrial, distribution and office assets such as the properties that secure the Whirlpool loan.”

He continued, “Both of these loans illustrate our commitment to working with our banking partners to extend the weighted average maturity of all of our debt, which was 5.3 years after the loan closed, up from 3.3 years at the end of the second quarter, 2018 when we began refinancing of all our European debt. Combined with the refinancings we previously announced for the properties we own in Finland, Germany, the Netherlands, Luxembourg, and the U.K we have completely reshaped our European financing over the last 20 months. We are pleased with the overall effect on our balance sheet, where we have ample liquidity and are paying a weighted average interest rate of 3.1% on our debt.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets and that the information contained herein about April 2020 rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed on May 7, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510